Exhibit 99.1

LSC COMMUNICATIONS ANNOUNCES

TERMINATION OF MERGER AGREEMENT WITH QUAD/GRAPHICS

PROVIDES PRELIMINARY RESULTS FOR SECOND QUARTER 2019 AND UPDATES FULL

YEAR 2019 GUIDANCE

BOARD DETERMINES TO SUSPEND DIVIDEND

Chicago, July 23, 2019 – LSC Communications, Inc. (NYSE: LKSD) (“LSC”) today announced that LSC and Quad/Graphics, Inc. (NYSE: QUAD) (“Quad”) have mutually agreed to terminate the merger agreement (the “Agreement”) pursuant to which Quad/Graphics would acquire LSC in an all-stock transaction valued at approximately $1.4 billion. In accordance with the Agreement, in connection with the termination, Quad will pay LSC a termination fee of $45 million. The Agreement was previously announced on October 31, 2018. On June 20, 2019, the U.S. Department of Justice (the “DOJ”) announced that it had filed a lawsuit in the United States District Court for the Northern District of Illinois to enjoin Quad’s proposed acquisition of LSC.

Thomas J. Quinlan III, LSC’s Chairman, Chief Executive Officer and President, said, “We disagree with the DOJ’s conclusion regarding our transaction, especially in the context of industry trends. However, we and Quad recognize the significant additional time and resources that would be required to challenge the DOJ’s complaint and have therefore decided mutually that it is in the best interests of our respective companies to terminate the merger agreement. The LSC Board of Directors and senior management are confident that LSC has strong capabilities to innovate and further develop our leadership position in the industry. We are incredibly grateful to all of our employees for their work throughout the process. We are as dedicated as ever to serving our clients’ needs with the same level of service, innovation and industry-leading solutions that they have come to expect. Moving forward, we will continue to drive shareholder value.”

LSC Preliminary Second Quarter 2019 Results

LSC also today announced that it currently expects the following estimated financial results for the second-quarter 2019:

●	Total net sales of $865 to $875 million
●	GAAP net loss of $22 to $26 million
●	Non-GAAP adjusted EBITDA of $51 to $55 million
●	Net cash provided by operating activities of $25 to $29 million
●	Non-GAAP free cash flow of $4 to $8 million

Mr. Quinlan stated, “While our Book and Office Products segments performed in line with expectations during the second quarter, we have seen an unprecedented drop in demand in our Magazines, Catalogs and Logistics segment. This faster pace of decline in demand in the MCL segment results primarily from the accelerated impact of digital disruption of demand for printed materials. As a result, we are updating our 2019 full year guidance and expect our year end reported leverage to be approximately 3x.”

Mr. Quinlan concluded, “In light of lower expectations for earnings and cash flows, the Board of Directors has suspended dividend payments in order to allocate greater capital to LSC’s debt reduction and ongoing operational restructuring programs. We believe our ongoing operational restructuring programs, the $45 million break-up fee being paid by Quad and the suspension of the dividend provide LSC with stable financial ground to move forward in our increasingly competitive and evolving industry.”

LSC’s consolidated financial statements for the three and six months ended June 30, 2019 are not yet available. The following expectations regarding LSC’s results for this period are preliminary, based solely upon management estimates based on currently available information, and subject to completion of financial and operating closing procedures as of and for the three months ended June 30, 2019. Accordingly, you should not place undue reliance on these estimates. All of these estimates constitute “forward-looking statements” as described below in “Forward Looking Statements.”

LSC’s independent registered public accounting firm, Deloitte & Touche LLP, has not audited, reviewed or performed any procedures with respect to this preliminary financial data and, accordingly, does not express an opinion or any other form of assurance with respect to this data.

Updated 2019 Guidance

LSC’s updated full-year guidance for 2019 in the table below reflects the impact of the expectation for the continued negative trends in the MCL segment in the second half of the year.

	Updated Guidance	Previous Guidance

Net sales	$3.45 to $3.55 billion	$3.55 to $3.65 billion

Non-GAAP adjusted EBITDA	$200 to $240 million	$250 to $290 million

Net pension income	$35 million	$35 million

Non-GAAP adjusted EBITDA excluding net pension income	$165 to $205 million	$215 to $255 million

Depreciation and amortization	$115 to $125 million	$115 to $125 million

Interest expense	$75 to $79 million	$75 to $79 million

Non-GAAP effective tax rate	30% to 35%	27% to 31%

Capital expenditures	$75 to $85 million	$75 to $85 million

Free cash flow (1)	$60 to $100 million	$60 to $100 million

Diluted share count	34 to 35 million	34 to 35 million

(1)

Free cash flow is defined as net cash provided by operating activities less capital expenditures. The 2019 Free Cash Flow Guidance includes $45 million of gross proceeds received in connection with the Merger Agreement termination fee, less estimated transaction costs of approximately $20 to $25 million.

Certain components of the guidance given in the table above are provided on a non-GAAP basis only, without providing a reconciliation to guidance provided on a GAAP basis. Information is presented in this manner, consistent with SEC rules, because the preparation of such a reconciliation could not be accomplished without “unreasonable efforts.” LSC does not have access to certain information that would be necessary to provide such a reconciliation, including non-recurring items that are not indicative of LSC’s ongoing operations. Such items include, but are not limited to, restructuring charges, impairment charges, pension settlement charges, acquisition-

related expenses, gains or losses on investments and business disposals, losses on debt extinguishment, merger-related expenses and other similar gains or losses not reflective of LSC’s ongoing operations. LSC does not believe that excluding such items is likely to be significant to an assessment of LSC’s ongoing operations, given that such excluded items are not the indicators of business performance focused on by management in assessing LSC’s operations.

Board Determines to Suspend Dividend

LSC announced that its Board of Directors has decided not to declare a quarterly dividend on its common stock in the third quarter of 2019, making the dividend paid in June 2019 the last dividend that will be paid for the foreseeable future. Suspending the dividend will allow LSC to redeploy approximately $35 million in cash annually.

Second-Quarter 2019 Results and Conference Call

LSC now plans to release its complete report on second-quarter 2019 results on Thursday, August 8, 2019. In light of the termination of the merger agreement, LSC will resume quarterly conference calls to discuss its earnings. The conference call and live webcast will begin at 8:30 am Eastern Time. The live webcast will be accessible on LSC’s website, www.lsccom.com, or through this link.

Individuals wishing to dial in to the call or access the live webcast must register in advance at this link. After registering, participants will receive dial-in numbers, a passcode, and a link to access the live event.

A webcast replay will be archived on LSC’s web site for 90 days after the call.

About LSC Communications

With a rich history of industry experience, innovative solutions and service reliability, LSC Communications (NYSE: LKSD) is a global leader in print and digital media solutions. Our traditional and digital print-related services and office products serve the needs of publishers, merchandisers and retailers around the world. With advanced technology and a consultative approach, our supply chain solutions meet the needs of each business by getting their content into the right hands as efficiently as possible.

For more information about LSC Communications, visit www.lsccom.com.

Investor Contact

Janet M. Halpin, Senior Vice President, Treasurer & Investor Relations

E-mail: investor.relations@lsccom.com

773-272-9275

Media Contact

Steve Frankel / Jamie Moser / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Use of non-GAAP Information

This news release contains certain non-GAAP measures. LSC believes that these non-GAAP measures, such as non-GAAP adjusted EBITDA, non-GAAP adjusted EBITDA margin, non-GAAP effective tax rate and free cash flow, when presented in conjunction with comparable GAAP measures, provide useful information about LSC’s operating results and liquidity and enhance the overall ability to assess LSC’s financial performance. LSC uses these measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Non-GAAP adjusted EBITDA, non-GAAP adjusted EBITDA margin, non-GAAP effective tax rate and free cash flow allow investors to make a more meaningful comparison between LSC’s core business operating results over different periods of time. LSC believes that non-GAAP adjusted EBITDA, non-GAAP adjusted EBITDA margin, non-GAAP effective tax rate and free cash flow, when viewed with LSC’s results under GAAP and the accompanying reconciliations, provides useful information about LSC’s business without regard to potential distortions. By eliminating potential differences in results of operations between periods caused by factors such as depreciation and amortization methods, historic cost and age of assets, financing and capital structures, taxation positions or regimes, restructuring, impairment and other charges and gain or loss on certain equity investments and asset sales, LSC believes that non-GAAP adjusted EBITDA, non-GAAP adjusted EBITDA margin and non-GAAP effective tax rate can provide useful additional basis for comparing the current performance of the underlying operations being evaluated. By adjusting for the level of capital investment in operations, LSC believes that free cash flow can provide useful additional basis for understanding LSC’s ability to generate cash after capital investment and provides a comparison to peers with differing capital intensity.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of federal securities laws regarding LSC. These forward-looking statements relate to, among other things, the proposed transaction between LSC and Quad/Graphics and include expectations, estimates and projections concerning the business and operations, strategic initiatives and value creation plans of LSC. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements may include, or be preceded or followed by, the words “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “continues,” “believes,” “may,” “will,” “goals” or variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs and expectations regarding our business strategies, market potential, future financial performance, dividends, costs to be incurred in connection with the separation, results of pending legal matters, our goodwill and other intangible assets, price volatility and cost environment, our liquidity, our funding sources, expected pension contributions, capital expenditures and funding, our financial covenants, repayments of debt, off-balance sheet arrangements and contractual obligations, our accounting policies, general views about future operating results and other events or developments that we expect or anticipate will occur in the future. These forward-looking statements are subject to a number of important factors, including those factors disclosed in “Item 1A Risk Factors” in Part I in LSC’s annual report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 19, 2019, that could cause our actual results to differ materially from those indicated in any such forward-looking statements. Additional factors include, but are not limited to: (1) disruption from the abandoned transaction making it more difficult to maintain relationships with customers, employees or suppliers; (2) the competitive market for our products and industry fragmentation affecting our prices; (3) inability to improve operating efficiency to meet changing market conditions; (4) changes in technology, including electronic substitution and migration of paper based documents to digital data formats; (5) the volatility and disruption of the capital and credit markets, and adverse changes in the global economy; (6) the effects of global market and economic conditions on our customers; (7) the effect of economic weakness and constrained advertising; (8) uncertainty about future economic conditions; (9) increased competition as a result of consolidation among our competitors; (10) our ability to successfully integrate recent and future acquisitions; (11) factors that affect customer demand, including changes in postal rates, postal regulations, delivery systems and service levels, changes in advertising markets and customers’ budgetary constraints; (12) vulnerability to adverse events as a result of becoming a stand-alone company after separation from R. R. Donnelley & Sons Company (“RRD”), including the inability to obtain as favorable of terms from third-party vendors; (13) our ability to access debt and the capital markets due to adverse credit market conditions; (14) the effects of seasonality on our core businesses; (15) the effects of increases in capital expenditures; (16) changes in the availability or costs of key materials (such as paper, ink, energy, and other raw materials) or in prices received for the sale of by-products; (17) performance issues with key suppliers; (18) our ability to maintain our brands and reputation; (19) the retention of existing, and continued attraction of additional customers and key employees, including management; (20) the effect of economic and political conditions on a regional, national or international basis; (21) the effects of operating in international markets, including fluctuations in currency exchange rates; (22) changes in environmental laws and regulations affecting our business; (23) the ability to gain customer acceptance of our new products and technologies; (24) the effect of a material breach of or disruption to the security of any of our or our vendors’ systems; (25) the failure to properly use and protect customer and employee information and data; (26) the effect of increased costs of providing health care and other benefits to our employees; (27) the effect of catastrophic events; (28) potential tax liability of the separation; (29) the impact of the U.S. Tax Cuts and Jobs Act (“Tax Act”); (30) lack of history as an operating company and costs and other issues associated with being an independent company; (31) failure to achieve certain intended benefits of the separation; (32) failure of RRD or Donnelley Financial Solutions, Inc. to satisfy their respective obligations under agreements entered into in connection with the separation; (33) increases in requirements to fund or pay withdrawal costs or required contributions related to LSC’s pension plans and (24) the factors set forth in “Item 1A Risk Factors” in Part I in LSC’s annual report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 19, 2019. We have based our forward-looking statements on our current expectations, estimates and projections about our industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

Reconciliations of EBITDA, Non-GAAP EBITDA and Free Cash Flow

For the Three Months Ended June 30, 2019 and 2018

(Unaudited)

(in millions)

	Three Months Ended
	June 30,
	2019		2018
	Low	High	Actual
Net (loss) income	$(26)	$(22)	$8
Interest expense-net	19	19	18
Income tax (benefit) expense	(2)	(4)	5
Depreciation and amortization	31	31	34
Restructuring, impairment and other charges (a)	24	25	11
Settlement of retirement benefit obligations (b)	1	1	-
Expenses related to acquisitions and the Merger (c)	4	5	1

Non-GAAP EBITDA	$51	$55	$77

Free Cash Flow Reconciliation
Net cash provided by (used in) operating activities	$25	$29	$(2)
Capital expenditures	(21)	(21)	(17)

Free cash flow	$4	$8	$(19)

(a) Restructuring, impairment and other charges-net: Restructuring charges for employee termination costs, other costs, multiemployer pension plan withdrawal obligations, and impairment charges for intangible assets and other long-lived assets.

(b) Settlement of retirement benefit obligations: There were lump-sum settlements that we expect will result in an immaterial non-cash settlement charge during the three months ended June 30, 2019.

(c) Expenses related to acquisitions and the Merger: The three months ended June 30, 2019 included charges primarily related to costs associated with the Merger. The three months ended June 30, 2018 included charges related to legal, accounting and other expenses associated with completed and contemplated acquisitions.